Exhibit 99

November 10, 2010

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC. 1701 WARWOOD AVENUE WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information Contact Sylvan J. Dlesk, President & CEO or Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer (304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES THIRD QUARTER 2010 EARNINGS

Wheeling, WV, November 10, 2010–First West Virginia Bancorp, Inc. (NYSE Amex: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced third quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the third quarter of 2010 was reported at $786,938 or $.50 per share, compared to $468,248 or $.30 per share reported for the same period a year earlier. The increase in earnings during the third quarter of 2010 compared to 2009 was primarily attributed to increases in net interest income and noninterest income, offset in part by increases in income taxes and noninterest expenses. During the third quarter of 2010 over 2009, net interest income increased $66,329 or 3.1% and was primarily due to the decrease in the interest paid on interest bearing liabilities, offset in part by the decreases in the interest earned on loans and investment securities. Noninterest income increased $475,812 or 148.9% for the three months ended September 30, 2010 as compared to same period of the prior year and was due to the increase in the net gains on sales of investment securities combined with the increase in other operating income, offset in part by the decrease in service charges and other fee income. The net gains on investment securities increased $329,525 for the three month period ended September 30, 2010 as compared to the same period in 2009. The increase in other operating income was primarily the result of a gain on the sale of other real estate owned of approximately $186,000 which occurred during the third quarter of 2010. Noninterest expenses increased by $21,552 or 1.1% during the three month period ended September 30, 2010 as compared to the same period in 2009 primarily due to increases in salary and employee benefits expenses and occupancy expense of premises, offset in part by the decrease in other operating expenses.

For the nine months ended September 30, 2010, net income was reported at $1,915,623 or $1.21 per share compared to $1,538,067 or $.97 per share reported for the same period in 2009. The increase in net income for the nine months ended September 30, 2010 as compared to the same period in 2009 of $377,556 or 24.6% was primarily the result of increases in net interest income and noninterest income, offset in part by increases in noninterest expenses, income tax expense and in the provision for loan losses. Net interest income increased $175,605 or 2.7%, primarily due to the decrease in the interest expense paid on interest bearing liabilities, offset in part by declines in the interest earned on investment securities and the interest and fees earned on loans. Noninterest income increased $569,261 or 51.8% primarily due to the increase in the net gains on sales of investment securities combined with the increase in other operating income, which were offset in part by the decline in service charges and fees earned on deposit accounts. The net gains on investment securities increased $404,240 or 257.3% for the nine month period ended September 30, 2010 as compared to the same period in 2009. The increase in other operating income was primarily the result of a gain on the sale of other real estate owned of approximately $186,000. As compared to the same period in the prior year, noninterest expenses increased $176,486 or 3.2% primarily due to the increases in occupancy expenses and salary and employee benefits expense, partially offset by the decline in other operating expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) September 30, 2010	December 31, 2009

AT PERIOD END
Total Assets	$282,703	$271,131
Total Deposits	229,716	221,246
Total Loans	123,462	128,581
Total Investment Securities	120,746	115,997
Shareholders’ Equity	32,793	30,806
Shareholders’ Equity Per Share of Common Stock	20.63	19.38

(Unaudited in thousands, except share and per share data)	September 30, 2010	September 30, 2009

FOR THE THREE MONTHS ENDED
Net income	787	468
Provision for Loan Losses	30	30
Earnings Per Share of Common Stock*	.50	.30
Dividends Per Share of Common Stock*	.19	.19
Return on Average Assets	1.13%	.69%
Return on Average Equity	10.69%	6.56%

FOR THE NINE MONTHS ENDED
Net income	1,916	1,538
Provision for Loan Losses	90	40
Earnings Per Share of Common Stock*	1.21	.97
Dividends Per Share of Common Stock*	.57	.57
Return on Average Assets	.94%	.77%
Return on Average Equity	8.76%	7.32%

Average shares outstanding	1,589,411	1,589,411

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”